Calculation of Filing Fee Tables
S-8
MultiPlan Corp
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Class A Common Stock	Other	10,401,959	$ 0.3415	$ 3,552,269.00	0.0001476	$ 524.31
Total Offering Amounts:						$ 3,552,269.00		$ 524.31
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 524.31
Offering Note
[1]	Covers Class A common stock, par value $0.0001 per share, of MultiPlan Corporation ("Common Stock"); Calculated pursuant to Rule 457(h)(1) and Rule 457(c) under the Securities Act based on a price of $0.3415 per share of Common Stock, which is the average of the high and low price per share of Common Stock as reported by the New York Stock Exchange on August 2, 2024.